Exhibit 99.1

LeMaitre Provides Q2 2021 Update

BURLINGTON, Mass., July 13, 2021 — LeMaitre Vascular, Inc. (Nasdaq:LMAT), a provider of peripheral vascular devices, implants and services, today announced preliminary unaudited results for the quarter ended June 30, 2021.

Q2 2021 Preliminary Results

●	Net Sales of $40.7mm, +64% reported, +35% organic vs. Q2 2020
●	Gross Margin of 65.5% to 66.1%, -2.7% at the midpoint vs. Q2 2020
●	Operating Income of approximately $10.9mm to $11.3mm, +128% at the midpoint vs. Q2 2020
●	Cash and Cash Equivalents of $21.8 million
●	Debt paid down $9mm to $23.0mm

By product, Q2 sales growth was driven by Artegraft (acquired in June 2020) with sales of $6.7 million, as well as by valvulotomes, shunts and allografts. Geographically, Q2 sales growth occurred in all major geographies, with the Americas up +83%, Europe/Middle East/Africa up +36% and Asia/Pac up +29%. We ended the quarter with 88 sales representatives and 27 open hiring requisitions.

The gross margin decline was driven by inventory write-downs, as well as manufacturing inefficiencies related to personnel reductions in 2020.

The increase in income from operations was driven primarily by the increase in net sales in the period.

About LeMaitre Vascular

LeMaitre is a provider of devices for the treatment of peripheral vascular disease, a condition that affects more than 200 million people worldwide. LeMaitre Vascular develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon.

LeMaitre is a registered trademark of LeMaitre Vascular, Inc. This press release may include other trademarks and trade names of the Company.

For more information about the Company, please visit http://www.lemaitre.com.

Use of Non-GAAP Financial Measures

LeMaitre management believes that in order to better understand the Company's short-term and long-term financial trends, investors may wish to consider certain non-GAAP financial measures as a supplement to financial performance measures prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and do not have standardized meanings. These non-GAAP measures result from facts and circumstances that may vary in frequency and/or impact on continuing operations. Non-GAAP measures should be considered in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. Reconciliation of GAAP to non-GAAP results is provided below.

In this press release, the Company has reported its non-GAAP sales growth percentage after adjusting for the impact of foreign currency exchange, business development transactions, and/or other events as well. The Company refers to the calculation of non-GAAP sales growth percentages as "organic." The Company analyzes non-GAAP sales on a constant currency basis, net of acquisitions and other non-recurring events. Because changes in foreign currency exchange rates have a non-operating impact on net sales, and acquisitions, divestitures, product discontinuations, and other strategic transactions are episodic in nature and are highly variable to the reported sales results, the Company believes that evaluating growth in sales on a constant currency basis net of such transactions provides an additional and meaningful assessment of sales to management.

The Company has also reported non-GAAP outstanding debt, which takes into account the impact of unamortized deferred financing costs. The Company believes that considering its debt in this manner provides a view of the amount owed on a cash basis.

Reconciliation between GAAP and Non-GAAP net sales growth (unaudited, $ in thousands)
For the three months ended June 30, 2021
Preliminary net sales as reported	$40,670
Preliminary impact of currency exchange fluctuations	(1,186)
Preliminary net impact of acquisitions excluding currency	(5,982)
Preliminary adjusted net sales		$33,502

For the three months ended June 30, 2020
Net sales as reported	$24,851
Adjusted net sales		$24,851

Preliminary adjusted net sales increase for the three months ended June 30, 2021		$8,651	35%

Reconciliation between GAAP and Non-GAAP debt outstanding (unaudited, $ in thousands)
As of June 30, 2021
Debt as reported		$22,448
Add back unamortized deferred financing costs		552
Adjusted debt outstanding		$23,000

Preliminary Financial Results

The estimates above represent the most current information available to the Company and do not present all information necessary for an understanding of the Company’s financial condition as of and the results of operations for the three months ended June 30, 2021. The Company has provided an estimate for the preliminary and unaudited results described above primarily because the Company’s financial closing procedures for the three months ended June 30, 2021 are not yet complete. As a result, there is a possibility that the Company’s final results will vary materially from these preliminary estimates as a result of the completion of normal quarter-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and review of the Company’s financial statements for the three months ended June 30, 2021 and the subsequent occurrence or identification of events prior to the formal issuance of the Company’s financial results for the three months ended June 30, 2021. We undertake no obligation to update or supplement the information provided above until the Company releases its results of operations for the three months ended June 30, 2021.

The preliminary estimates for the three months ended June 30, 2021 presented above have been prepared by, and are the responsibility of, the Company’s management. The Company’s independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to such preliminary information. Accordingly, the Company’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding LeMaitre, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Litigation Reform Act of 1995, including the preliminary unaudited results contained herein. Such forward-looking statements involve substantial risks and uncertainties that could cause LeMaitre’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all. LeMaitre undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to LeMaitre’s business in general, please refer to LeMaitre’s Annual Report on Form 10-K filed with the SEC on March 12, 2021, LeMaitre’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021, and LeMaitre’s other periodic reports filed with the SEC.

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Investor Relations Contacts:

David Roberts	J.J. Pellegrino
President	Chief Financial Officer
LeMaitre Vascular, Inc.	LeMaitre Vascular, Inc.
781-425-1693	781-425-1691
droberts@lemaitre.com	jpellegrino@lemaitre.com